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                                                                  EXHIBIT 4.1(A)

                   CERTIFICATE OF RETIREMENT AND ELIMINATION
                                       OF
                            MANUGISTICS GROUP, INC.

     In accordance with Section 243 of the General Corporation Law of the State of Delaware, Manugistics Group, Inc., a Delaware corporation (the "Company"), does hereby certify that:

          FIRST: That at a meeting of the Board of Directors resolutions were duly adopted which identified certain shares of the capital stock of said corporation, which, to the extent hereinafter set forth, had the status of retired shares.

          SECOND: That the shares of capital stock of the Company, which are retired, are identified as being: 750,000 shares of Series A Convertible Preferred Stock ("Series A Stock"), with a par value of $.01 per share, being all of the authorized shares of such Series A Stock; and 379,747 shares of Series B Convertible Preferred Stock ("Series B Stock"), with a par value of $.01 per share, being all of the authorized shares of such Series B Stock.

          THIRD: That the Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") of the Company prohibits the reissue of the shares of Series A Stock and Series B Stock when so retired.

          FOURTH: That, pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware, upon the effective date of the filing of this Certificate as therein provided, the Certificate of Incorporation of the Company shall be amended so as to eliminate from the Certificate of Incorporation of the Company all reference to the Series A Stock and Series B Stock and to effect a reduction of a total of 1,129,747 shares in the Company's authorized Preferred Stock by virtue of the retirement of the 750,000 shares of Series A Stock and the retirement of the 379,747 shares of the Series B Stock.

     IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its undersigned officer this 31st day of January, 1997.

                                          MANUGISTICS GROUP, INC.

                                          By:     /s/ HELEN A. NASTASIA
                                            ------------------------------------
                                                     Helen A. Nastasia
                                                         Secretary